UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):  May 15, 2008
PARKER DRILLING COMPANY
(Exact name of Company as specified in its charter)

Delaware	1-7573	73-0618660
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1401 Enclave Parkway, Suite 600 Houston, Texas (Address of principal executive offices)		77077 (Zip Code)
Company’s telephone number, including area code: (281) 406-2000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     The information included or incorporated by reference in Item 2.03 below is incorporated by reference into this Item 1.01.
Item 1.02. Termination of a Material Definitive Agreement.
     Effective May 15, 2008, in connection with the closing of the Credit Agreement (as referenced in Item 2.03 below) Parker Drilling Company (the “Company”) terminated its existing revolving credit facility (the “2007 Revolving Credit Facility”), pursuant to that certain credit agreement among the Company, as Borrower, certain of its subsidiaries as guarantors, Lehman Commercial Paper Inc., as administrative agent, the several banks and other financial institutions or entities from time to time parties thereto, Lehman Brothers Inc., as sole advisor, sole lead arranger and sole bookrunner, and Bank of America, N.A., as syndication agent (the “Amended and Restated Credit Agreement”). The Amended and Restated Credit Agreement was effective as of September 20, 2007, and had a term of five years. All outstanding revolving credit borrowings under the 2007 Revolving Credit Facility were satisfied with proceeds from loans made pursuant to the new Credit Agreement (as referenced in Item 2.03 below) and all outstanding letter of credit obligations were assumed by the Lenders (as defined below) under the new Credit Agreement.
     Lehman Brothers Inc. and certain of the lenders under the 2007 Revolving Credit Facility and/or their affiliates have provided from time to time, and may continue to provide, commercial banking, investment banking, financial and other services to the Company and/or its affiliates for which the Company and/or its affiliates have paid, and expect to pay, customary fees.
     Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Company.
     On May 15, 2008, the Company entered into a new credit agreement dated as of May 15, 2008 (the “Credit Agreement”) with the Company as Borrower, Bank of America, N.A., as Administrative Agent and L/C Issuer, the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), ABN AMRO BANK N.V., as Documentation Agent, and Banc of America Securities LLC and Lehman Brothers Inc., as Joint Lead Arrangers and Book Managers. Capitalized terms not defined herein shall have the meaning as defined in the Credit Agreement attached as Exhibit 10.1.
     The obligations of the Company under the Credit Agreement are guaranteed by substantially all of the Company’s domestic subsidiaries, except for domestic subsidiaries owned by foreign subsidiaries and certain immaterial subsidiaries, each of which has executed a guaranty as a subsidiary guarantor. The Credit Agreement has a term of five years.
     The Credit Agreement provides for a five year senior secured $80 million revolving credit facility (“Revolving Credit Facility”) and a senior secured term loan facility of up to $50 million (“Term Loan Facility”). As previously reported, the Company anticipates borrowing under these facilities to partially fund the construction of two new-build rigs pursuant to a letter of intent for a five year drilling contract in Alaska. The Company may only make two borrowings under the Term Loan Facility and all borrowings must occur on or before November 15, 2008. The Company will be able to use up to $50 million of the Revolving Credit Facility to obtain letters of credit and the unused balance for general corporate purposes. The Company will have the option to increase the Credit Agreement to $180 million, subject to the agreement of existing or new Lenders. Extensions of credit to the Company in the form of term loans, revolving credit loans and letters of credit are subject to a borrowing base calculation determined based on a percentage of eligible accounts receivable, certain specified barge drilling rigs and eligible rental equipment of the Company and its subsidiary guarantors.
     The extensions of credit under the Credit Agreement are secured by a pledge of the stock of all of the subsidiary guarantors, certain immaterial domestic subsidiaries and first-tier foreign subsidiaries, all receivables of the Company and the subsidiary guarantors, a naval mortgage on certain eligible barge drilling rigs owned by a subsidiary guarantor and the inventory and equipment of Quail Tools, L.P., a subsidiary guarantor, and other tangible and intangible assets of the Company and the subsidiaries.
     At the option of the Company, amounts borrowed under the Company shall bear interest at the Base Rate or the Eurodollar Rate (each as defined below). Each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each interest period at a rate per annum equal to the Eurodollar Rate for such interest period plus the Applicable Rate (as defined below) for the Revolving Credit Facility or the Term Loan Facility, as applicable; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Credit Facility or the Term Loan Facility, as applicable. The Base Rate is a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The Eurodollar Rate is a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate	=	Eurodollar Base Rate 1.00 – Eurodollar Reserve Percentage
     The Applicable Rate means (a) in respect of the Term Loan Facility, 2.25% per annum for Base Rate Loans and 3.25% per annum for Eurodollar Rate Loans, and (b) in respect of the Revolving Credit Facility, (i) from the closing date to the date on which the Administrative Agent receives a Compliance Certificate for the fiscal quarter ending June 30, 2008, 1.75% per annum for Base Rate loans and 2.75% per annum for Eurodollar Rate loans, and (ii) thereafter, the applicable percentage per annum set forth below determined by reference to the Consolidated Leverage Ratio (as defined below) as set forth in the most recent Compliance Certificate submitted by the Company and received by the Administrative Agent:

Applicable Rate
		Eurodollar Rate
	Consolidated	Loans and Letters	Base Rate
Pricing Level	Leverage Ratio	of Credit	Loans
1	< 2.50:1	2.75%	1.75%
2	≥ 2.50:1 but < 3.50:1	3.00%	2.00%
3	≥ 3.50:1	3.25%	2.25%
     Consolidated Leverage Ratio means, as of the last day of any period of four consecutive fiscal quarters, the ratio of (a) Consolidated Total Debt as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.

     As of the closing of the Credit Agreement on May 15, 2008, there were $13,028,910 of letters of credit outstanding and $35,000,000 of term loans and $10,000,000 of revolving credit loans outstanding. Approximately $35,000,000 of the loans were used to satisfy all outstanding loans under the Amended and Restated Credit Agreement as of May 15, 2008, as referenced in Item 1.02 above.
     The Credit Agreement includes customary affirmative and negative covenants, such as limitations on the creation of new indebtedness and on certain liens, restrictions on certain transactions and payments (including payment of dividends) and maintenance of certain ratios and coverage tests. A default under the Credit Agreement may be triggered by events such as a failure to comply with financial covenants or other covenants, a failure to make payments when due, a change in control of the Company or certain insolvency proceedings. A default would permit the Lenders to restrict the Company’s access to the Credit Agreement and to take possession of the collateral to satisfy any outstanding loans or letters of credit.
     Certain of the Lenders under the Credit Agreement and/or their affiliates have provided from time to time, and may continue to provide, commercial banking, investment banking, financial and other services to the Company and/or its affiliates for which the Company and/or it affiliates have paid, and expect to pay, customary fees.
     The description set forth above is qualified in its entirety by the Credit Agreement, a copy of which has been filed as an exhibit hereto and is incorporated herein by reference.
Item 3.03. Material Modification to Rights of Security Holders.
     The Credit Agreement prohibits the Company from paying cash dividends to shareholders.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits. The following exhibit is filed herewith:

10.1	Credit Agreement, dated as of May 15, 2008, among Parker Drilling Company, as Borrower, the several lenders from time to time parties thereto, Bank of America, N.A., as Administrative Agent and L/C Issuer, and Banc of America Securities LLC and Lehman Brothers Inc., as Joint Lead Arrangers and Book Managers.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARKER DRILLING COMPANY
Dated: May 21, 2008	By:	/s/ Ronald C. Potter
Ronald C. Potter
Vice President & General Counsel

EXHIBIT INDEX

Exhibit
No.	Description

10.1
Credit Agreement, dated as of May 15, 2008, among Parker Drilling Company, as Borrower, the several lenders from time to time parties thereto, Bank of America, N.A., as Administrative Agent and L/C Issuer, and Banc of America Securities LLC and Lehman Brothers Inc., as Joint Lead Arrangers and Book Managers.